Exhibit 2.4

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of August 31, 2021, by and among LIFE360, INC., a Delaware corporation (“Parent”), JIOBIT MERGER SUB I, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), JIOBIT MERGER SUB II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), JIO, INC., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Agent. Each of the signatories to this Amendment are referred to herein as a “Party” or, collectively, as the “Parties”. Capitalized terms used in this Amendment without definition have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of July 27, 2021 (the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the PPP Escrow Amount will be delivered to the PPP Escrow Agent at the Closing to secure payment of the PPP Loan in the event all or any portion of the PPP Loan is not forgiven following the Closing;

WHEREAS, the Company received confirmation from the PPP Lender that the US SBA has forgiven the entire amount of the PPP Loan effective as of July 30, 2021;

WHEREAS, because the PPP Loan has been forgiven in its entirety prior to the Closing, the Parties desire to amend the Merger Agreement to remove all references to the PPP Escrow Agreement, PPP Escrow Agent, and all other matters relating to the escrow of funds in connection with securing payment of the PPP Loan;

WHEREAS, the Parties desire to amend certain timing related items set forth in the Merger Agreement to better align with the business operations of the Parties;

WHEREAS, pursuant to Section 11.12 of the Merger Agreement, the Merger Agreement may be amended by an agreement in writing signed by the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree to amend the Merger Agreement as follows:

1. PPP Related Amendment.

(a) All references to the PPP Escrow Agent, PPP Escrow Agreement, PPP Escrow Amount, PPP Escrow Fund, PPP Escrow Fund Contribution Amount, PPP Escrow, PPP Loan, and PPP Lender appearing in the Merger Agreement (including the Exhibits thereto), and any other references to the foregoing terms, shall be ignored and read-out of the Merger Agreement for all purposes.

(b) Without limiting the generality of the foregoing, and for the avoidance of doubt, the Parties acknowledge and agree:

(i) Section 11.6(b) of the Merger Agreement is hereby deleted in its entirety.

(ii) Exhibit J of the Merger Agreement is hereby deleted in its entirety and replaced with “Reserved.”

(iii) The defined term “PPP Escrow Amount” appearing on Exhibit A of the Merger Agreement is hereby amended and restated as follows “PPP Escrow Amount” means $0.”

2. Parent Per CDI Price (FMV) Amendment. The defined term “Parent Per CDI Price (FMV)” appearing in Exhibit A to the Merger Agreement is hereby amended and restated in its entirety as follows:

“Parent Per CDI Price (FMV)” means the average, rounded to the nearest cent, closing price per Parent CDI over the 15 trading days ending on the third Business Day prior to the Closing Date, as published on https://finance.yahoo.com/quote/360.AX/history?p=360.AX after converting each daily closing price into U.S. Dollars using the closing exchange ratio for such day as published on https://www.wsj.com/market-data/quotes/fx/AUDUSD/historical-prices.

3. Effective Time for Accounting Purposes. Notwithstanding anything to the contrary set forth in the Merger Agreement, for all accounting and related purposes, the Parties agree the Closing shall be treated as being effective as of 12:01 a.m. Central Time on the Closing Date.

4. Except as set forth in this Amendment, the terms and conditions of the Merger Agreement shall remain in full force and effect.

5. This Amendment shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the Laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction would be required thereby).

6. In the event of any discrepancy between the provisions of this Amendment and any provision of the Merger Agreement, the provisions of this Amendment shall control.

7. This Amendment, together with the Merger Agreement, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8. This Amendment may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

LIFE360, INC.

By:	/s/ Chris Hulls
Name:	Chris Hulls
Title:	Chief Executive Officer

JIOBIT MERGER SUB I, INC.

By:	/s/ Chris Hulls
Name:	Chris Hulls
Title:	CEO, Jiobit Merger Sub I

JIOBIT MERGER SUB II, LLC

By:	/s/ Chris Hulls
Name:	Chris Hulls
Title:	CEO, Jiobit Merger Sub II

JIO, INC.

By:	/s/ John Renaldi
Name:	John Renaldi
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
in its capacity as Securityholders’ Agent

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director